UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

March 13, 2014

Date of Report (Date of earliest event reported)

Zynga Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-35375	42-1733483
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

699 Eighth Street

San Francisco, CA 94103

(Address of principal executive offices and zip code)

(855) 449-9642

Registrant’s telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Compensatory Arrangements of Certain Officers

At a meeting of the Compensation Committee (the “Committee”) of the Board of Directors of Zynga Inc. (the “Company”) held on March 13, 2014, the Committee unanimously approved (i) 2014 performance bonus award targets for certain of the Company’s officers (collectively, the “Officers”) (“Performance Bonus Awards”) and (ii) the grant of stock options (“Options”) and restricted stock unit awards (“ZSUs”) to certain of the Company’s Officers.

The Committee approved the Performance Bonus Awards pursuant to and in accordance with the terms and conditions of the Company’s 2011 Equity Incentive Plan (the “Plan”), as well as the form of Performance Bonus Award Agreement (the “Performance Bonus Award Agreement”) approved by the Committee and filed as an exhibit to this report. The Committee approved the Options and ZSUs pursuant to and in accordance with the terms and conditions of the Plan and the forms of Restricted Stock Award Agreement and Grant Notice (collectively, the “ZSU Agreements”) and the forms of Stock Option Agreement and Grant Notice (collectively, the “Option Agreements”), in each case as previously approved and filed with the Securities and Exchange Commission (the “SEC”). The Options and ZSUs will be granted on March 14, 2014 in accordance with the Company’s equity grant policy.

The Committee set 2014 salaries for each of the Officers. All salaries for each of the Officers (other than Mr. Pincus) remain unchanged. The Committee approved an annual base salary of $250,000 for Mr. Pincus, effective immediately, an increase from $1 in 2013.

The amount of the Performance Bonus Awards payable to each Officer participating in the program is subject to the Company’s achievement of certain performance conditions related to bookings and achieving certain adjusted EBITDA levels. In recognition of the at-risk nature of the Performance Bonus Awards, each Officer granted such an award may earn no bonus or up to a maximum of 200% of the target bonus listed in the table above, depending upon the level of achievement of the performance conditions, subject to the Committee’s discretion to decrease the amount of such Performance Bonus Award actually payable to the Officer.

The table below sets forth the salaries for certain Officers, the Performance Bonus Award targets approved for certain of the Officers and, as applicable, the number of Options and ZSUs approved for grant to such Officers:

Name	Title	2014 Annual Base Salary	2014 Bonus Target(1)		Option Awards		ZSU Awards
Don A. Mattrick	Chief Executive Officer	$1,000,000	200	%(2)	758,241	(3)(4)	915,750	(3)(5)
Clive Downie	Chief Operating Officer	$450,000	100%		500,000	(6)	200,000	(7)
Devang Shah	General Counsel, Secretary and Vice President	$325,000	40%		—		—

(1)	Expressed as a percentage of such Officer’s base salary.
(2)	Mr. Mattrick’s employment offer letter, dated June 30, 2013 (the “Offer Letter”), provides that for fiscal year 2014, Mr. Mattrick will be eligible for an annual bonus with a target amount of 200% of base salary and a maximum amount of 400% of base salary.
(3)	The Offer Letter provides that Mr. Mattrick will be eligible to receive in 2014 an equity award in the form of ZSUs and performance-based ZSUs with a target value of approximately $7 million. Mr. Mattrick volunteered to receive a portion of this equity award in stock options.

(4)	Vests 25% on the one-year anniversary of the vesting commencement date and monthly thereafter during the remaining three years.
(5)	Award is subject to both a time-based vesting requirement and an additional vesting condition designed to qualify such award as tax-deductible compensation under Section 162(m)(4)(c) of the Internal Revenue Code. If this condition is satisfied, then 100% of the ZSUs will vest as follows: 25% on the one-year anniversary of the vesting commencement date and quarterly thereafter during the remaining three years.
(6)	Vests 15% on the one-year anniversary of the vesting commencement date, 20% on the second anniversary of the vesting commencement date, 25% on the third anniversary of the vesting commencement date and 40% on the fourth anniversary of the vesting commencement date.
(7)	Award is subject to both a time-based vesting requirement and an additional vesting condition designed to qualify such award as tax-deductible compensation under Section 162(m)(4)(c) of the Internal Revenue Code. If this condition is satisfied, then 100% of the ZSUs will vest as follows: 15% on the one-year anniversary of the vesting commencement date, 20% on the second anniversary of the vesting commencement date, 25% on the third anniversary of the vesting commencement date and 40% on the fourth anniversary of the vesting commencement date.

The foregoing is a brief description of the material terms of the Performance Bonus Awards, Options and ZSUs, and is not complete and is qualified in its entirety by reference to the Plan, and Performance Bonus Agreements, Option Agreements and ZSU Agreements under the Plan.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

The following exhibit is filed with this current report on Form 8-K:

Exhibit Number	Description

10.1	Form of Performance Bonus Award Agreement under the Zynga Inc. 2011 Equity Incentive Plan.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

ZYNGA INC.

Dated: March 14, 2014	By:	/s/ Devang Shah
Devang Shah
General Counsel, Secretary and Vice President

EXHIBIT INDEX

Exhibit Number	Description

10.1	Form of Performance Bonus Award Agreement under the Zynga Inc. 2011 Equity Incentive Plan.